SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


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Check the appropriate box:

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                           THE EUROPE FUND, INC.
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               (Name of Registrant as Specified in Its Charter)


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                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(2)      Aggregate number of securities to which transactions applies:

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         pursuant to Exchange Act Rule 0-11:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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                             THE EUROPE FUND, INC.


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 23, 1996


To the Stockholders of
  The Europe Fund, Inc.:

     A special meeting of the stockholders of The Europe Fund, Inc. will be held on January 23, 1996 at 10:00 a.m., New York City time, at the Waldorf-Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York for the following purposes:

         1. To consider whether to amend and restate the charter to convert the Fund from a closed-end investment company to an open-end investment company.

         2. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on December 11, 1995 will be entitled to vote at the meeting.


                                        By order of the Board of Directors,
                                        STEVEN W. GOLANN
                                        Secretary

New York, N.Y.
December 18, 1995

YOUR VOTE IS IMPORTANT. IT IS REQUIRED THAT THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING SHARES BE REPRESENTED IN PERSON OR BY PROXY AT THIS MEETING. IN ADDITION, THE PROPOSAL TO OPEN-END THE FUND REQUIRES A FAVORABLE VOTE OF A MAJORITY OF THE FUND'S OUTSTANDING SHARES. YOU ARE URGED TO SPECIFY YOUR CHOICE AND SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


                (This page has been left blank intentionally.)



THE EUROPE FUND, INC.
                               780 Third Avenue
                           New York, New York 10017

                         P R O X Y  S T A T E M E N T


     This proxy statement is furnished to stockholders of The Europe Fund, Inc. (the "Fund") in connection with the solicitation of proxies for the Special Meeting of Stockholders of the Fund to be held at 10:00 a.m. on January 23, 1996 at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York in accordance with the attached notice of meeting. It is expected that this proxy statement and the accompanying form of proxy will be mailed to stockholders of the Fund on December 18, 1995, or as soon as possible thereafter.

     The solicitation of the accompanying form of proxy is made on behalf of the Board of Directors of the Fund (the "Board"). Revocation of any proxy may be effected orally at the meeting prior to voting or by notice in writing to the Secretary of the Fund provided the notice is received by the Secretary prior to voting. Each valid proxy received in time will be voted at the meeting against the Proposal or, if a contrary choice is specified on the proxy, will be voted in accordance with the specification. It is required that holders of more than 50% of the outstanding shares be represented in person or by proxy at this meeting to constitute a quorum. Approval of the Proposal will require a favorable vote of a majority of the outstanding shares entitled to vote on the Proposal. The Fund intends to treat properly executed proxies that are marked "abstain" and broker non-votes (defined below) as present for the purposes of determining whether a quorum has been achieved.
If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, it represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power). The shares represented by broker non-votes or proxies marked with an abstention will not be considered votes cast, and do not count towards the majority vote required for approval of the Proposal.

     There were 10,066,319 shares of common stock of the Fund outstanding on the record date, December 11, 1995 . Each of these shares will be entitled to one noncumulative vote. If a stockholder participates in the Fund's Automatic Distribution Reinvestment and Cash Purchase Plan (the "Plan"), any proxy given by the stockholder will also govern the voting of all shares held for the stockholder's account under the Plan, unless contrary instructions are received by The Bank of New York, as agent under the Plan.

     The Fund will furnish to stockholders upon request and without charge a copy of its annual report (and the most recent semiannual report succeeding the annual report, if any). To obtain a copy, call toll free (800) 543-6217 or write Princeton Administrators, L.P., P.O. Box 9011, Princeton, New Jersey 08543-9011.


                                 THE PROPOSAL
              Amendment and Restatement of the Charter to Convert
                     the Fund from a Closed-End Investment
                   Company to an Open-End Investment Company

THE BOARD OF DIRECTORS RECOMMENDS
                      THAT YOU VOTE AGAINST THE PROPOSAL
I. Introduction

     Stockholders of the Fund are being asked to consider the conversion of the Fund from a closed-end investment company to an open-end investment company. At a meeting held on November 28, 1995, the Board of the Fund determined that, although stockholders might realize a short-term gain if the Fund changed to an open-end investment company, it was in the long-term best interests of stockholders for the Fund to remain a closed-end investment company. As described more fully below, in reaching this recommendation, the Board reviewed the Fund's past performance, its investment strategy, the current level of discount of the Fund's shares relative to its net asset value and historic levels of both discount and premium. The Board also considered, among other things, the views of research analysts and stockholders whose views were made known to the Board. The Board also considered the advantages and disadvantages between open-end and closed-end investment companies. The Board encourages stockholders to carefully review each of the factors described below when making their own determination on the appropriateness of converting the Fund to an open-end investment company.


II. Background of the Proposal

     When the Fund was organized in 1990, a closed-end format was chosen as most appropriate to the Fund's character and intended method of operation because it was believed that such a structure would permit, among other things, management of the Fund's portfolio consistent with its investment objectives and policies without the pressures and constraints to which open-end investment companies are subject as a result of cash inflows and redemptions. Because shares of many closed-end funds sell at a discount from net asset value, the Fund's Charter was drafted to include a mechanism to possibly reduce the discount, to the extent one existed. Namely, the Fund's Charter provides that during the second quarter of 1995, the Board of the Fund must consider commencing an offer to purchase shares from all beneficial holders thereof at a price per share equal to the net asset value per share determined at the close of business on the day the offer terminates (a "Tender Offer"). The Charter further provides that if the Board determines not to commence a Tender Offer, the Fund will commence at a later date and subject to a similar determination by the Board of Directors, one or more additional offers to purchase shares (a "Subsequent Offer"). According to the Charter, if neither a Tender Offer nor a Subsequent Offer is commenced by September 30, 1995, the Board is required to submit to the Fund's stockholders no later than January 31, 1996, a proposal to convert the Fund to an open-end investment company (the "Proposal").

     Section 2-604(b) of Maryland General Corporation Law requires that in order for a board to propose an amendment to a corporation's charter, the board must first adopt a resolution which sets forth the proposed amendment and must declare that the charter amendment is advisable. On April 19, 1990, the Board satisfied these requirements with respect to the Proposal when it approved an amendment to the Fund's Articles of Incorporation that would convert the Fund to an open-end investment company (if approved by of a majority of the outstanding shares entitled to vote on the matter) and declared the proposed amended and restated Articles of Incorporation advisable.

     On June 7, 1995, the Board met to consider commencing a Tender Offer or Subsequent Offer. In determining whether to commence a Tender Offer or Subsequent Offer, the Board considered, among other things, the views of the Investment Manager of the Fund, the fact that a Tender Offer or Subsequent Offer would provide a short-term gain to tendering stockholders at the expense of the remaining stockholders and the fact that the Fund might be reduced by the Tender Offer or Subsequent Offer to a size below that necessary for minimal economic management. After considering the foregoing, the Board determined not to commence a Tender Offer or a Subsequent Offer, but rather to submit to a vote of stockholders the Proposal.

     On November 28, 1995, the Board considered whether or not to recommend to stockholders that the Proposal to convert to an open-end fund be approved. The Board took into account the likelihood that, if the Fund were open-ended, stockholders might realize a short-term gain, but determined that it is in the long-term best interests of stockholders to have the Fund remain a closed-end fund and consequently recommends that stockholders vote against the Proposal.

     In reaching this determination, the Board took into account various factors, including the fact that from time to time the Fund's shares have traded at a premium to the Fund's net asset value. This means that any stockholder who wished to sell his shares at net asset value (which would be the primary benefit of open-ending) could have sold his shares at an amount greater than net asset value at those times.

     The discount from net asset value at which the Fund's shares are traded has decreased from 11.7% on November 17, 1995 to 11.1% on December 1, 1995, as reported in The Wall Street Journal (a change of 5.1%). Over the same period, based on reports in The Wall Street Journal, the non-weighted average discount for the other two European closed-end funds listed on the New York Stock Exchange ("NYSE") decreased from 16.7% to 14.0% (a change of 16.2%). The discount of 11.7% for the Fund on November 17, 1995 was 29.9% lower than the average discount of 16.7% for the other two European closed-end funds on that date. The Board also considered the fact that the Fund's average annual discount has been 7.6% -- a relatively low discount for closed-end funds and a lower average discount than exists for other European country funds. Since the Fund's inception, the difference between the market price and the net asset value of the Fund has varied between a discount of 22.8% and a premium of 19.6%.

     The Board also fully reviewed the Fund's net asset value total return for the five year period ending September 30, 1995 which, according to Morningstar, Inc., has exceeded the net asset value total return of the other two European closed-end Funds listed on the NYSE. As part of this review, the Board examined whether the potential change to the Fund's investment strategy which would occur upon conversion was warranted in light of the Fund's performance history. The Board believed that if the Fund were to convert to an open-end fund, in order for the Fund to meet redemptions, the Fund would be forced to limit its investments in smaller capitalization companies which can be relatively illiquid.

     The Board also considered the advice from legal counsel concerning the advantages and disadvantages of both closed-end and open-end investment companies (as described more fully below) and advice from the Investment Adviser who recommended that the Fund remain a closed-end investment company at this time. Finally, the Board considered the views of closed-end fund research analysts and stockholders whose views were made known to the Board.

     Accordingly, after considering all of the above factors, the Board adopted a resolution to recommend to stockholders that they vote against the Charter amendment that would convert the Fund from a closed-end investment company to an open-end investment company. If the Proposal is not approved by stockholders, the Fund will remain a closed-end investment company. The Fund's Charter does not provide that the Board is required to take any further action with respect to converting the Fund to an open-end investment company.


III. Comparison Between Closed-End and Open-End Investment Companies

     The Fund is currently a closed-end fund. As such, it neither redeems its outstanding shares of stock nor continuously offers new stock for sale; thus, it operates with a relatively fixed capitalization. The Fund's shares of stock are traded on the NYSE. Open-end funds (also known as "mutual funds") issue redeemable shares entitling stockholders to tender for their proportionate share of a fund's net asset value. Also, open-end funds generally issue new shares at the fund's net asset value.

     In addition to the definitional difference between closed-end and open-end funds, several significant distinctions exist which tend to favor one type or the other in terms of advantages or disadvantages to the stockholder, although gray areas certainly exist. Grouped in this manner, some of the legal, operational and practical differences between closed-end and open-end investment companies are as follows:

  Closed-End Fund Advantages and/or Open-End Fund Disadvantages

     (1) Portfolio management. Whereas closed-end funds can be fully invested, open-end funds generally maintain some buffer of highly liquid assets or cash to meet net redemptions in order to avoid liquidating portfolio securities at an inopportune time. Closed-end funds, therefore, may invest with greater emphasis on longer-term appreciation. Further, although open-end funds generally maintain that their ability to sell shares at any time that results from their being priced at net asset value produces efficiencies, others have suggested that large net purchases often occur around market highs and net redemptions around market lows, inopportune times to invest or liquidate portfolio positions, respectively. In a falling market situation, for example, redemptions increase and liquidations in the open-end fund portfolio must increase to meet those redemptions. In the event temporary investments and borrowings are exhausted, the result may be that the more liquid blue chip securities will be sold, leaving the open-end fund with the less-liquid securities in the fund's portfolio which are not as well suited to meeting future redemptions or changes in investment strategy.

     (2) New York Stock Exchange listing. The Fund is currently listed on the NYSE. It is believed in some investment circles that a fund's listing on a U.S. stock exchange, and in particular the NYSE, is an asset, especially in terms of attracting non-U.S. investors. In addition, certain investors, such as pension funds, have internal restrictions on the amount of their portfolio which can be invested in non-listed securities. Conversion to an open-end fund would require immediate de-listing of the Fund from the NYSE.

     (3) Blue sky restrictions and costs. Because the Fund is listed on the NYSE, it is exempt from the securities laws of most states. As an open-end fund no longer listed on the NYSE, it will be required to observe certain state investment limitations from which it is now exempt. While state investment limitations probably would not require changing fundamental policies of the Fund and may not have a significant impact on the Fund's investment operations, there is a cost of registering in the states, as noted below in paragraph (3) of Open-End Fund Advantages and/or Closed-End Fund Disadvantages.

     (4) Underwriting costs. If the Fund converts to open-end status it will need to sell new shares; otherwise redemptions will cause the Fund to become a diminishing asset. A principal underwriter will be needed for selling the new shares. The cost of the underwriting would be paid either by purchasers (in the case of a front-end load) or by current stockholders (in the case of a Rule 12b-1 distribution plan, which would require separate stockholder approval). Redemption fees and contingent deferred sales charges may also be employed. In any case, a selling effort may result in increased costs to the Fund.

     (5) Leverage; Raising capital. The ability to borrow is more restricted in the case of open-end funds than it is in the case of closed-end funds. Closed-end funds can also issue preferred stock, not permitted to open-end funds. The Fund has not to date utilized this additional flexibility.

     (6) Distribution Reinvestment Plan. As a closed-end investment company, the Fund's current Distribution Reinvestment and Cash Purchase Plan (the "Plan") permits stockholders to elect to reinvest their distributions on a different basis than would be the case if the Fund converted to an open-end investment company. Currently, if shares are trading at a discount, the agent for the Plan will attempt to buy as many shares as are needed of the Fund on the NYSE or elsewhere. This permits a reinvesting stockholder to benefit from the agent's purchase of additional shares at a discount. However, if before the agent for the Plan completes its purchases, the market price exceeds the net asset value, then the average per share purchase price of the reinvested shares may exceed the net asset value per share. In addition, if shares are trading at a premium, reinvesting stockholders are issued shares at the higher of net asset value or 95% of the market price. As an open-end investment company, all distributions would have to be reinvested at net asset value.

  Open-End Fund Advantages and/or Closed-End Fund Disadvantages

     (1) Redeemability of shares. Open-end funds are required to redeem their shares at the holder's option on seven days' notice. This enables holders to realize promptly the full value of the underlying assets. An open-end fund thus eliminates the possibility of realizing a premium as well as the possibility of suffering a discount on sale.

     If the proposal to open-end the Fund is approved, the current discount on the Fund's shares will most likely be reduced prior to the date the Fund converts to an open-end fund because the market, in anticipation of the ability to redeem shares at net asset value, will most likely cause the market price for the Fund's shares to increase to a price close to net asset value.

     (2) Raising capital. A closed-end fund trading at a discount may not be able to raise capital through share sales (other than through a rights offering) when it believes further investment would be advantageous because the Investment Company Act of 1940 (the "1940 Act") restricts the ability of a closed-end fund to sell its shares at a price below net asset value. Open-end funds, on the other hand, are priced at net asset value and therefore can sell additional shares at any time. Open-end funds generally maintain that this ability to raise new money achieves greater economies of scale and improves investment management although, as noted above in paragraph (5) of Closed-End Fund Advantages and/or Open-End Fund Disadvantages, others dispute this contention.

     (3) NYSE fee. As an open-end fund, the Fund will no longer be listed on the NYSE. The Fund will thus save the annual NYSE fee of $24,260, but will as a result of de-listing have to pay the state blue sky fees discussed above, which could range from $30,000 to $50,000 annually, depending on the channel of distribution of the Fund's shares.

     (4) Annual stockholder meetings. If the Fund remains a closed-end fund, it is subject to NYSE rules requiring annual meetings of stockholders. By not having to hold annual stockholders meetings, except when required for certain 1940 Act votes, the Fund would save the costs of preparing proxy materials and soliciting stockholders' votes on the usual proposals contained therein.
Based on the number of outstanding shares and stockholders as of the record date, such costs aggregate approximately $30,000 to $50,000 per year; however, these savings would not be expected to materially affect the Fund's expense ratio.

     (5) Reporting of net asset value. As an open-end fund, net asset value would be reported daily (as contrasted to weekly at present). Computing net asset value on a daily basis may be more expensive for the Fund than only having it computed on a weekly basis.

     (6) Stockholder services. Open-end funds typically provide more services to stockholders than closed-end funds. One service that is generally offered by open-end funds is enabling stockholders to transfer their investment from one fund into another fund which is part of a family of open-end funds at little or no cost to the stockholders. This permits the exchange of shares at relative net asset value when the holder's investment objectives change. There does not currently exist a family of funds that the Fund could be a part of and no assurance can be given that a family of funds will be available in the future. Other services that could be offered include use of the Fund for retirement plans and permitting purchases and sales of shares in convenient amounts. There are, of course, additional costs for these services which must be weighed against the anticipated benefit of the particular service.


     In addition to the relative inherent qualities of closed-end and open-end investment companies, certain negative results will necessarily derive from the act of conversion itself:

     (1) Redemption expenses. Net redemptions are probable immediately after open-ending the Fund, although the redemption fee mentioned below may reduce the number of redemptions that would otherwise occur. Redemptions will result in increased brokerage expense and increased recognition of taxable gains and losses. These redemptions could reduce the Fund to a size smaller than is economically viable, resulting in a decision to terminate and liquidate the Fund. If the Fund decreases in size, the expense ratio may increase because the cost of many services may remain the same although the size of the Fund
will have decreased.     Of course, if the size of the Fund increases, the
Fund's expense ratio may be reduced.

     (2) Capital gains. Depending upon the holdings of the Fund at that time and the securities sold, the treatment of capital gains realized by the Fund under U.S. law can be very onerous to non-redeeming stockholders in the event of the Fund's conversion to an open-end fund. To raise cash to satisfy redeeming stockholders, the Fund may be required to sell portfolio securities to satisfy redemption requests. If the Fund's basis in the portfolio securities sold is less than the sale price obtained, net capital gain may be realized. U.S. tax law imposes both an income tax and an excise tax on net capital gain realized by closed-end and open-end funds unless the fund distributes the net capital gain to all stockholders. In the event of the Fund's conversion to an open-end fund, two negative results may occur: first, because the Fund may sell securities, non-redeeming stockholders may recognize a greater amount of capital gain than would be the case if the Fund held such securities; and, second, to make the capital gain distribution necessary to avoid capital gain recognition by the Fund, the Fund may need to sell additional portfolio securities, thereby reducing further the size of the Fund and, possibly, creating additional capital gain.

     (3) Conversion costs. Conversion would be expensive, requiring legal, accounting and other expenses of establishing a new structure. Although the Board has been advised that the cost of conversion would be at least $300,000 or $.03 cents per share, it is unable to determine at this time the actual costs that would be involved and it believes that the costs could be substantially higher.


IV. Measures to be Adopted in the Event the Fund Becomes an Open-End Fund

     In the event that a sufficient number of stockholders vote for the proposal to open-end the Fund, the Board will convene and consider the method and time period for the conversion of the Fund into an open-end investment company. The Board currently projects that a period of six to nine months would be necessary to effect the conversion. The Board, however, has already determined that in this event a redemption fee of 1% will be imposed for redemptions (whether in cash or in-kind) occurring within the first six months of the change in status of the Fund. This redemption fee would be similar to that imposed by other funds which have converted into open-end funds and is a method of reducing the number of immediate redemptions and offsetting the cost of liquidations.

     The conversion of the Fund to an open-end investment company will be accomplished by: (i) the filing of an Open-Ending Certificate with the Maryland State Department of Assessments and Taxation and (ii) changing the Fund's subclassifaction under the 1940 Act from a closed-end investment company to an open-end investment company. In addition, because shares of an open-end investment company are offered to the public on a continuous basis, the Board will need to approve a distribution contract for the distribution of the Fund's shares to become effective upon the Fund's conversion to an open-end investment company. The Open-Ending Certificate will not be filed until a registration statement under the Securities Act of 1933, as amended, covering the offering of the shares of the Fund and appropriate state securities law qualifications have become effective, which is expected to occur within two to four months after filing of the registration statement.

     In addition, in order to reduce the problem of recognition of capital gains discussed above, the Board has determined that aggregate redemptions by any stockholder of record in an amount greater than $250,000 occurring within the first three months of the conversion of the Fund to an open-end fund, may be made in securities held by the Fund. This payment-in-kind will shift the brokerage cost of liquidating those securities from the Fund (and its remaining shareholders) to the redeeming stockholder and will reduce the recognition of capital gain by the Fund and non-redeeming stockholders. Any in-kind distribution will be effected, in the sole discretion of the Board, either in larger amounts of a small number of stocks held by the Fund or on an across-the-board basis, to the extent practicable

     In the event that the requisite stockholder vote to open-end the Fund is received, the Articles of Incorporation will be amended and restated, as set forth in Schedule I, attached hereto. The Amendment and Restatement will be filed in Maryland at the time the conversion is implemented. In addition, if stockholders of the Fund vote to approve the conversion of the Fund to an open-end investment company, it is anticipated that the Fund will require additional flexibility to meet stockholders' demands for redemptions and will be required to conform to certain investment restrictions applicable to open-end investment companies under the 1940 Act and certain state regulations. Accordingly, stockholders will need to approve certain changes in the Fund's investment restrictions, some of which would constitute fundamental policies of the Fund. In addition, it may be necessary for the Fund to cease distributing to stockholders an amount equal to at least 7% of the Fund's net assets by the end of each tax year.

     Finally, in the event that the requisite stockholder vote to open-end the Fund is received, the Board will consider other methods of easing the transition into becoming an open-end Fund. These methods will be adopted if the Board finds that they are in the best interest of stockholders.


V. Further Considerations

     The Board believes that the decision to convert to an open-end format will reduce the potential long-term investment return on the Fund's shares and could result, in the event of significant capital outflow, in the liquidation of the Fund. Conversion to an open-end fund has been done by other funds generally in extreme circumstances (as a defense against a hostile bid, to remedy a significant discount from net asset value (for example a 40% discount), etc.).

     If stockholders choose not to convert the Fund to an open-end investment company, the Board will continue its ongoing program of communication with the investment community, in particular, research analysts and brokers, in order to enhance stockholder value. Management will continue a program of regular visits to research analysts specializing in the closed-end fund sector and hopes that these efforts will create greater demand for the Fund's shares and help reduce the Fund's discount.

     In light of the above, the Board believes at this time that the closed-end format continues to be more appropriate to the Fund's character and investment objective than the open-end format.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST A CONVERSION
               OF THE FUND FROM A CLOSED-END INVESTMENT COMPANY
                       TO AN OPEN-END INVESTMENT COMPANY


                                 OTHER MATTERS


The Investment Manager and the Investment Adviser

     The Fund's Investment Manager is Mercury Asset Management International Channel Islands Ltd. (formerly known as Warburg Investment Management International (Jersey) Limited) and its Investment Adviser is Mercury Asset Management International Ltd. (formerly known as Warburg Investment Management International Limited) (individually, the "Investment Manager" and the "Investment Adviser", respectively, and together the "Advisers"). The Investment Manager is a wholly owned subsidiary of the Investment Adviser, which in turn is a wholly owned subsidiary of Mercury Asset Management plc, one of the largest investment managers in Europe. It is headquartered in London, England, at 33 King William Street, EC4R 9AS and is a wholly-owned subsidiary of Mercury Asset Management Group plc ("MAM") of the same address.

     Prior to July 2, 1995, MAM was 75% owned by S.G. Warburg Group plc ("Warburg Group"), a holding company whose shares are listed on the London Stock Exchange. At an Extraordinary General Meeting held on June 1, 1995, the shareholders of Warburg Group approved the sale of the investment banking business of Warburg Group to Swiss Bank Corporation. The completion of the sale took place on July 2, 1995. On July 26, 1995, MAM became a fully independent company, 25% owned by MAM minority shareholders with the balance held by Warburg Group shareholders, who, prior to the sale, indirectly owned the same shares. The Advisers do not believe these changes affect the Fund or its shareholders in any significant manner and, in the opinion of Fund counsel, there was no "change of control" of MAM, the Investment Manager or Investment Adviser for purposes of Section 15(a)(4) of the 1940 Act.

     The Investment Manager is a corporation organized under the laws of Jersey (Channel Islands), with its principal office at Forum House, Grenville Street, St. Helier, Jersey JE4 8RL, Channel Islands. The Investment Manager was formed in January 1983 for the purposes of providing investment advisory and management services for international portfolios desiring to utilize the services of the Investment Adviser and is registered as an investment adviser with the Securities and Exchange Commission. The Investment Manager's other clients include individuals, a charitable organization and a registered investment company, The United Kingdom Fund Inc. The Investment Adviser is a corporation incorporated in 1981 under the Companies Act of Great Britain with its registered office and principal place of business at 33 King William Street, London EC4R 9AS, England. The Investment Adviser is registered as an investment adviser with the Securities and Exchange Commission and is regulated by the United Kingdom's Investment Management Regulatory Organization Ltd. The Investment Adviser's advisory clients include charitable organizations, corporations and pension plans. The Investment Adviser has also entered into a sub-advisory contract with the Investment Manager to provide advisory services to The United Kingdom Fund Inc.

     The Advisers now act as investment adviser or sub-investment adviser for other persons and entities and may act, under agreements with the Fund, as investment adviser or sub-investment adviser to other registered investment companies.

Administrator

     The Fund's Administrator is Princeton Administrators, L.P. (the "Administrator") which is headquartered in Plainsboro, New Jersey at 800 Scudders Mill Road and the mailing address for which is P.O. Box 9011, Princeton, New Jersey 08543-9011. The Administrator is an affiliate of Merrill Lynch & Co., Inc.

Principal Stockholders

     On March 1, 1995, the officers and directors of the Fund as a group owned beneficially 5,740 shares, or less than 1.0% of the Fund's outstanding shares.

     As of December 11, 1995, no person or group was known to the Fund to be the beneficial owner of more than 5.0% of the common stock of the Fund.

General

     The Management of the Fund does not intend to present to the meeting any business other than the matter stated in the related notice. As of the date of this proxy statement, the Management of the Fund was not aware of any other matters which might be presented for action at the meeting. If any matter not referred to in the enclosed proxy should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

     The cost of soliciting proxies for the special meeting will be borne by the Fund. In addition to the solicitation by mail, the Fund's officers may solicit proxies personally, for which they will receive no special compensation. The Fund also has retained Tritech Services, an indirect affiliate of the Administrator, to facilitate the distribution of proxies for a fee of $2,500 plus out-of-pocket expenses. The Fund may reimburse brokers or persons holding stock in their names or in the name of their nominees for their expenses in sending proxy material to the beneficial owners.

     In the event that a quorum is not present for the purpose of acting on the Proposal, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of such special meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment, if proposed, those proxies which they are entitled to vote in favor of the Proposal and against such adjournment those proxies required to be voted against the Proposal.

     In order for any stockholder proposal to be included in the Fund's proxy statement and form of proxy for the Fund's 1996 annual meeting of stockholders, the stockholder proposal must be received by the Fund on or before March 15, 1996 and must satisfy other applicable legal requirements.

                                          By order of the Board of Directors,


                                          ANTHONY M. SOLOMON
                                          Chairman of the Board
New York, New York
December 18, 1995


                (This page has been left blank intentionally.)


                                                                 Schedule 1
                                                                 ----------


                           THE EUROPE FUND, INC.
                           AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

     FIRST:   THE UNDERSIGNED, Alan P. Goldberg, whose address is 450
Lexington Avenue, New York, New York 10017, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

     SECOND:   The name of the corporation (which is hereinafter called the
"Corporation") is:

                             The Europe Fund, Inc.

     THIRD:   (a)  The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

         (1) To act as an open-end, management investment company under the Investment Company Act of 1940, as amended.

         (2) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

         (3) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereafter be permitted by the General Laws of the State of Maryland and by these Articles of Incorporation, as the Board of Directors may determine; provided, however, that the value of the consideration per share to be received by the Corporation upon the sale or other disposition of any shares of its capital stock shall not be less than the net asset value per share of such capital stock outstanding at the time of such event.

         (4) To redeem, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the General Laws of the State of Maryland and by these Articles of Incorporation.

         (5) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

         (6) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

     (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

     FOURTH:   The present address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

     FIFTH:   The name and address of the resident agent of the Corporation in this State are c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

     SIXTH:   (a)  The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred million (100,000,000) shares of capital stock (par value $.001 per share), amounting in aggregate par value to $100,000. All of such shares are initially classified as "Common Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

     (b) At all meetings of stockholders, each stockholder of the Corporation shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation on the date fixed in accordance with the By-Laws for determination of stockholders entitled to vote at such meeting. The Corporation may issue fractional shares. Any fractional share shall carry proportionately all the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and distributions. A fractional share shall not, however, have the right to receive a certificate evidencing it.

     (c) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a majority or other designated proportion of the shares, or to be otherwise taken or authorized by a vote of the stockholders, such actions shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority or other designated proportion of the total number of shares outstanding and entitled to vote thereon, except as otherwise provided in the charter of the Corporation.

     (d) No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation of any class or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by the charter of the Corporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise), other than a right that the Board of Directors in its discretion may determine to grant.

     (e) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter of the Corporation, as from time to time amended.

     SEVENTH:   The number of directors of the Corporation shall be specified in, or determined by the Board of Directors pursuant to, the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force.

     The By-Laws of the Corporation may authorize the Board of Directors, by the vote of a majority of the entire Board of Directors, to increase or decrease the number of Directors within a limit specified in the By-Laws and to fill the vacancies created by any such increase in the number of Directors. Unless otherwise provided by the By-Laws of the Corporation, the Directors of the Corporation need not be stockholders thereof.

     EIGHTH:   (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

         (1) The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation except to the extent that the By-Laws otherwise provide.

         (2) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

         (3) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

         (4) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

         (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland, now or hereafter in force, and by the Investment Company Act of 1940, as amended, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. This paragraph shall not protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

         (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, and by the Investment Company Act of 1940, as amended, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal. This paragraph shall not protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

         (7) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise.

     (b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

     NINTH:   Each holder of shares of capital stock of the Corporation shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of such holder on the books of the Corporation, and all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation, at the redemption price of such shares as in effect from time to time as may be determined by the Board of Directors of the Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of the Corporation or postpone the date of payment of such redemption price in accordance with provisions of applicable law. The redemption price of shares of capital stock of the Corporation shall be the net asset value thereof as determined by the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Payment of the redemption price shall be made in cash by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.

     TENTH:   The duration of the Corporation shall be perpetual.



                             THE EUROPE FUND, INC.
                                   P R O X Y
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              SPECIAL MEETING OF STOCKHOLDERS -- JANUARY 23, 1996

     The undersigned, revoking previous proxies, hereby appoints Anthony M. Solomon, Steven W. Golann and James M. Donald, and each of them, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of common stock of The Europe Fund, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of The Europe Fund, Inc. to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, 4th Floor, New York, New York, on January 23, 1996 at 10:00 A.M., New York City time, and at any and all adjournments thereof.


                          (Continued on reverse side)

 ------
|      |
 ------

Please mark boxes [ ] or [X] in blue or black ink. Unless otherwise specified in the squares provided, the undersigned's vote will be cast AGAINST the Proposal.


AMENDMENT AND RESTATEMENT OF THE CHARTER TO CONVERT THE FUND FROM A CLOSED-END INVESTMENT COMPANY TO AN OPEN-END INVESTMENT COMPANY:

         FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
                                            Please mark, date and sign as
                                            your name appears and return
                                            in the enclosed envelope. If
                                            acting as executor,
                                            administrator, trustee,
                                            guardian, etc., you should so
                                            indicate when signing. If the
                                            signer is a corporation,
                                            please sign the full
                                            corporate name, by duly
                                            authorized officer. If shares
                                            are held jointly, each
                                            stockholder named should
                                            sign.

                                            The undersigned hereby
                                            acknowledges receipt of a
                                            copy of the accompanying
                                            notice of meeting and proxy
                                            statement and hereby revokes
                                            any proxy or proxies
                                            heretofore given.


                                            ______________________________
                                                     Signature


                                            ______________________________
                                                     Signature


                                            Date __________________ , 199 _



  PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE - NO POSTAGE IS
                                   REQUIRED